                                                                      EXHIBIT 10


                              SETTLEMENT AGREEMENT


     This Settlement Agreement (the "Agreement"), dated as of May 14, 1999, is made by and between LEHMAN BROTHERS INC. ("Lehman") and e4L, INC., a Delaware corporation formerly known as National Media Corporation ("NMC"). Lehman and NMC are referred to herein as the "Parties."

     WHEREAS, pursuant to a July 2, 1997 letter, NMC retained Lehman to provide certain investment banking services (the "Engagement Letter").

     WHEREAS, pursuant to the Engagement Letter, Lehman asserts that it provided substantial and valuable investment banking services to NMC and Lehman has demanded payment therefor.

     WHEREAS, NMC terminated the Engagement Letter on or about October 23, 1998 and has denied liability for any payment to Lehman thereunder.

     WHEREAS, the Parties wish to settle and compromise Lehman's outstanding payment demand to avoid the time and expense of litigation.

     NOW, THEREFORE, in consideration of the foregoing and of the promises hereinafter contained, the Parties hereby agree as follows:

     Ten days following the execution and delivery of this Agreement as provided in Paragraphs 18 and 19 herein (the "Closing Date"), NMC shall:

     Pay to Lehman in cash $344,019, which sum includes $105,841 in out-of-pocket expenses incurred by Lehman pursuant to the Engagement Letter;

     Cause Temporary Media Co., LLC, a Delaware limited liability company ("TMC"), to transfer and assign to Lehman a common stock purchase warrant held by TMC to purchase, at $1.32 per share, an aggregate of 32,500 shares of NMC common stock, $.01 per share par value (the "TMC Warrant"); and

     Issue to Lehman a common stock purchase warrant to purchase, at $1.50 per share, an aggregate of 130,185 shares of NMC common stock, $.01 per share par value (the "NMC Warrant").

     No later than June 30, 1999, NMC shall file a registration statement (Form S-3) with the Securities and Exchange Commission ("SEC"), covering the shares of NMC common stock underlying the NMC Warrant and shall keep such registration statement and the present registration statement covering the shares of NMC common stock underlying the TMC Warrant effective with the SEC until Lehman has sold all of the shares of NMC common stock underlying the NMC Warrant and the TMC Warrant (the "NMC Shares").

     Regarding the sale by Lehman of the NMC Shares, Lehman and NMC agree:

     During any 90-day period ("Quarter") immediately subsequent to the Closing Date, Lehman shall not sell more than 27,115 NMC Shares in the first Quarter and 27,114 NMC Shares in the remaining Quarters;

     If, at any time during the first twelve (12) month period following the Closing Date, the volume weighted average price (as that term is defined by Bloomberg) of NMC common stock on the New York Stock Exchange ("NYSE") is above $8.50 per share for a period of three (3) consecutive trading days or more, NMC may request that Lehman exercise warrants and concurrently sell a designated number of NMC Shares, which may be in excess of the limitations set forth in subparagraph 3(a) hereof, (as long as the volume weighted average price is not less than $8.50 per share). Lehman will use its bests efforts to execute such trade(s) as soon as is reasonably possible. If Lehman refuses to sell shares at the volume weighted average price (as long as the volume weighted average price is not less than $8.50), there shall be no "Guarantee" (as defined in subparagraph (e) hereof) in effect with respect to such designated number of shares. Any such request to sell NMC shares underlying the NMC Warrant may only be effective if and when the registration statement to be filed pursuant to paragraph 2 hereof has been declared effective by the SEC.

     If during the twelve (12) to eighteen (18) months following the Closing Date, the volume weighted average price of NMC common stock is above $10.80 for a period of three (3) consecutive trading days or more, NMC may request that Lehman exercise warrants and concurrently sell a designated number of NMC Shares, which may be in excess of the limitations set forth in subparagraph 3(a) hereof, (as long as the volume weighted average price is not less than $10.80). Lehman will use its best efforts to execute such trade(s) as soon as is reasonably possible. If Lehman refuses to sell shares at the volume weighted average price (as long as the volume weighted average price is not less than $10.80), there shall be no Guarantee in effect with respect to such designated number of shares.

     Within three business days of the last day of each Quarter on which the NYSE is open for trading, Lehman shall advise NMC of the (i) number of NMC Shares sold by it during such Quarter, (ii) the sales price for such NMC Shares, and (iii) the aggregate sales proceeds received and shall provide NMC with copies of all applicable trading confirmations substantially in the form of Exhibit "A" attached hereto.

     NMC guarantees to Lehman (the "Guarantee") that it shall receive Aggregate Proceeds (as herein defined) from the sale of NMC Shares of not less than:

     6 months from Closing Date ("First Period"):

                     TMC  Warrants- 32,500 @ $8.50 =   $233,350

                     NMC  Warrants- 11,921 @ $8.50 =    $83,447

                                                        -------

                    "First Period Guaranteed Proceeds": $316,797

     Between 6 and 12 months from Closing Date

                    ("Second Period"):

                    NMC  Warrants - 45,259 @ $8.50 = $316,813


                                                      -------

                    "Second Period Guaranteed Proceeds": $316,813


     Between 12 and 18 months from Closing Date

                    ("Third Period"):

                    NMC  Warrants - 72,926 @ $10.80 = $678,212

                                                       -------

                    "Third Period Guaranteed Proceeds": $678,212

                    Total "Guaranteed Proceeds" to

                    be   received:                     $1,311,822
                                                       ----------
                                                       ----------

     "Aggregate Proceeds" for each two-Quarter period (i.e., the First Period, Second Period, and/or the Third Period) means the following:

                    (x) the sum of the cash realized by Lehman on the sale of NMC Shares for each of those three periods (without deduction for any commissions or brokerage fees paid to Lehman but net of the warrant exercise price for the NMC Shares sold); plus

                    (y) the aggregate volume weighted average price "in the money" value of any unsold NMC Shares or unexercised NMC Warrants or TMC Warrants Lehman was entitled to sell pursuant to paragraph 3(a) during each of those three periods, determined by the volume weighted average price for NMC common stock on the last trading day on which the NYSE is open in each of the applicable three periods; plus,

                    (z) the number of NMC Shares, if any, but not including any NMC Shares that are included in the calculation pursuant to subparagraph (e)(iv)(y) above, as to which no Guarantee is in effect pursuant to sub-paragraph 3(b) hereof times $8.50 in Period One and Period Two and $10.80 in Period Three, less the applicable warrant exercise price.

     Notwithstanding the definition of Aggregate Proceeds set forth above, to the extent NMC Shares have been sold in the First Period or the Second Period in excess of the number of NMC Shares covered by the Guarantee for such periods ("Excess Shares"), those Excess Shares shall be applied to the Guarantee for the Second Period and/or the Third Period. If the NMC shares underlying the NMC Warrant have not been registered with the SEC by July 30, 1999 so that they may be sold, any such shares shall be excluded from the above calculation and, within ten (10) business days of a demand from Lehman, NMC shall repurchase such shares in an amount no greater than permitted to be sold by paragraph 3(a) herein at the closing price on the NYSE for NMC Shares on any trading date designated by Lehman in such notice, but in no event shall the amount paid by NMC be less than $8.50 for the shares within the Guarantee for the First Period and Second Period and $10.80 for the shares within the Guarantee for the Third Period.

     To the extent that Lehman has not received Aggregate Proceeds of $316,800 by the close of the First Period, within ten (10) days following notification of the sale of NMC Shares for the First Period pursuant to paragraph 3(d), NMC shall pay in cash to Lehman the shortfall between $316,800 and the Aggregate Proceeds received by Lehman.

     To the extent that Lehman has not received Aggregate Proceeds of an additional $316,800 by the close of the Second Period, within ten (10) days following notification of the sale of NMC

Shares for the Second Period pursuant to paragraph 3(d), NMC shall pay in cash to Lehman the shortfall between $316,800 and the Aggregate Proceeds received by Lehman.

         To the extent that Lehman has not received Aggregate Proceeds of an additional $678,220 by the close of the Third Period, within ten (10) days following notification of the sale of NMC Shares for the Third Period pursuant to paragraph 3(d), NMC shall pay in cash to Lehman the shortfall between $678,220 and the Aggregate Proceeds received by Lehman.

         The payment provided for in Paragraph 1 and any payments required by Paragraphs 4, 5 and 6 shall be made by wire transfer to Lehman as per its instructions attached hereto as Exhibit "B". Lehman reserves the right to change its instructions concerning the method of payment or the address to which the payments shall be directed.

         Except for (i) the performance of the obligations created by or arising out of this Agreement and (ii) paragraphs 8 and 9 of the Engagement Letter, NMC and Lehman, and each of them, release and discharge each other and their respective shareholders, directors, officers, agents, employees, predecessors, successors, subsidiaries, affiliates and assigns from any and all claims or liabilities, whether or not such claims or liabilities are known or suspected to exist, relating to or arising out of the Engagement Letter, or any services provided by or expenses incurred by Lehman pursuant thereto.

                  The parties acknowledge that each may hereafter discover facts different from or in addition to those now known or believed to be true regarding the subject matter of this mutual release and agree that this Agreement shall remain in full force and effect, notwithstanding the existence of any such different or additional facts.

                  Each party hereto represents and warrants that it is the sole and lawful owner of all right, title and interest in and to all matters to which the foregoing mutual release refers and that it has not previously assigned or transferred, or purported to assign or transfer, to any person any released matter or any portion thereof. The parties, and each of them, shall indemnify and hold harmless the other from and against any claim, demand, liability, expense, or cause of action based on or arising out of any such assignment or transfer or purported assignment or transfer.

         This Agreement is for the sole purpose of settling the claims of the parties and it is expressly understood and agreed that this Agreement does not constitute, or is not evidence of, any admission by NMC of any liability to Lehman or the validity of any of Lehman's claims pursuant to the Engagement Letter.

         In the event either party breaches its obligations hereunder, or otherwise breaches the Agreement, the prevailing party shall be entitled to receive as damages any and all costs, expenses and attorneys' fees incurred by such prevailing party in enforcing any provision of this Agreement or in obtaining and enforcing a judgment for any payments not made.

         NMC may not assign or otherwise transfer its obligation to make any of the payments specified in this Agreement, unless Lehman, in its sole discretion provides express written consent.

         The parties agree that the Engagement Letter has been terminated as of October 23, 1998; that paragraphs 1, 2, 3, 4, 5, 6, 7, 13 and 14 of the Engagement Letter are of no further force or effect; and that paragraphs 8, 9, 10, 11 and 12 of the Engagement Letter shall remain in effect as per their respective terms and provisions.

         The provisions of this Agreement shall be binding on and inure to the benefit of Lehman's and NMC's predecessors, parents, subsidiaries, affiliates and related companies, and any and all past, present and future officers, owners, directors, trustees, shareholders, employees, agents, successors and assigns of Lehman and NMC.

         This Agreement comprises the entire agreement of settlement between the Parties and supersedes all prior understandings or agreements among the parties hereto. Any antecedent or contemporaneous extrinsic representations and warranties made in the negotiation or preparation of this Agreement are intended to be merged into this Agreement and are of no further effect. However, nothing in the releases included herein alters, modifies or negates the rights and duties of the Parties under this Agreement.

         Each of the Parties represents to the other that it has full power and authority to enter into this Agreement and the release, that this Agreement and the release have been authorized by all necessary corporate action, and that the undersigned officers are duly authorized to execute this Agreement and the release.

         This Agreement shall be governed by the substantive law of the State of New York without regard to principles of conflicts of laws.

         All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or sent by telecopy or certified mail, postage prepaid:

                  If to Lehman, to both of:

                  Lehman Brothers Inc.
                  3 World Financial Center
                  New York, New York 10285
                  Attention: William A. Olshan, Esq.
                  Telecopy No.:  (212) 526-9651

         -and-

                  Lehman Brothers, Inc.
                  3 World Financial Center
                  New York, New York 10285
                  Attn:  Robert Catania
                  Telecopy No.:  (212) 526-9338

                  If to NMC, to:

                  e4L, Inc.
                  15821 Ventura Boulevard, 5th Floor
                  Encino, California 91436
                  Attn:             Daniel M. Yukelson,
                           Executive Vice President and
                           Chief Financial Officer
                  Telecopy No.:  (818) 461-6530
                  with copy to:

                  Buchalter, Nemer, Fields & Younger
                  601 South Figueroa Street, Suite 2400
                  Los Angeles, California 90017
                  Attention:  Stuart D. Buchalter, Esq.
                  Telecopy No.:  (213) 896-0400

         This Agreement may be executed in counterparts and counterparts may be delivered by facsimile; provided, however, that the Parties will also deliver originals and execute counterparts to each other by overnight delivery service.

         This Agreement shall not be binding or effective until it is signed and delivered by the Parties. No modification, waiver, supplement or amendment of this Agreement shall be binding or enforceable unless executed in writing by the party to be bound thereby.

         IN WITNESS WHEREOF the Parties have executed this Agreement by and through the undersigned officers.

                                         LEHMAN BROTHERS INC.


                                         By:   /s/
                                            ----------------------------
                                            Name:
                                            Title:


                                         e4L, INC.


                                         By:   /s/
                                            ----------------------------
                                            Name:
                                            Title: